FOR IMMEDIATE RELEASE

Contact:	Richard L. Harbaugh
President and Chief Executive Officer
(308) 382-3136

EQUITABLE FINANCIAL CORP.
ANNOUNCES SECOND STOCK REPURCHASE PROGRAM

March 20, 2008, Grand Island, Nebraska — Equitable Financial Corp. (OTCBB: EQFC) today announced that the Company’s Board of Directors has approved the repurchase of up to 71,226 shares of the Company’s outstanding common stock, which is 5.0% of the outstanding shares not held by Equitable Financial MHC. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.

Subject to market conditions and other factors, the Company expects to begin the repurchases no earlier than two business days following public release of its earnings for the quarter ended March 31, 2008. The Company expects to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 on or about May 15, 2008.

Equitable Financial Corp. is the holding company for Equitable Bank and is headquartered in Grand Island, Nebraska. Equitable Bank operates five offices in Grand Island, Omaha and North Platte, Nebraska.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.